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                                                                  EXHIBIT 5

               [FOREMOST CORPORATION OF AMERICA LETTERHEAD]

September 22, 1998


Foremost Corporation of America
P.O. Box 2450
Grand Rapids, Michigan 49501

     Re:    REGISTRATION STATEMENT OF FORM S-8
            99,000 SHARES OF COMMON STOCK

Gentlemen:

As Senior Vice President, Secretary and General Counsel of Foremost Corporation of America, a Michigan corporation (the "Company"), I have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 99,000 shares (the "Shares") of Common Stock, par value $1 per share, of the Company in connection with the Foremost Corporation of America Executive Stock Purchase Plan (the "Plan").

In such capacity I have examined the Company's Articles of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" therein.

Very truly yours,

/S/ PAUL D. YARED

Paul D. Yared
Senior Vice President, Secretary
and General Counsel